Zentalis Pharmaceuticals Reports Full Year 2022 Financial Results and Operational Updates

On track to declare monotherapy RP2D for potentially first-in-class/best-in-class Wee1 inhibitor, azenosertib (ZN-c3), and provide program updates and potential paths to registration in 1H 2023

Pursuing Cyclin E1 as a patient enrichment strategy for azenosertib monotherapy in ovarian cancer; Cyclin E1 preclinical data with azenosertib to be presented at scientific conference in 1H 2023

Phase 1 ovarian chemotherapy + azenosertib combination trial readout, including Cyclin E1 translational clinical data, planned for 2H 2023

Initiated enrollment in Phase 1/2 azenosertib + BEACON regimen combination study in collaboration with Pfizer in BRAF V600E mutated metastatic colorectal cancer (mCRC)

Enrollment ongoing in clinical trials investigating ZN-d5, our BCL-2 inhibitor, including in (AL) amyloidosis

$437 million cash balance as of December 31, 2022, with projected cash runway into Q2 2025

NEW YORK and SAN DIEGO — March 1, 2023 — ZentalisTM Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing clinically differentiated small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the year ended December 31, 2022 and highlighted recent corporate accomplishments.

"2022 was a year of considerable progress for Zentalis. We prioritized our portfolio, accelerated our clinical development strategy for our potentially first-in-class Wee1 inhibitor, azenosertib, and further strengthened our management team to drive execution," said Kimberly Blackwell, MD, Chief Executive Officer. "We are building on the momentum generated in 2022 with many clinical milestones and new programs planned for 2023. Our dose optimization activities for azenosertib remain a top priority, and we are on track to declare a monotherapy recommended Phase 2 dose in the first half of the year. We are also advancing our Cyclin E1 enrichment strategy in ovarian cancer, and we look forward to sharing Cyclin E1 preclinical data in the first half of the year and Cyclin E1 clinical data as part of the chemotherapy combination readout in the second half of the year. In addition, we plan to share progress on ZN-d5, our BCL-2 inhibitor, later this year. I am incredibly proud of the entire organization and our patient-driven mission, which guides our strategy and motivates us to continually accelerate our efforts."

Azenosertib (ZN-c3) Wee1 Inhibitor Program Highlights

•Dose optimization. The Company continues to optimize monotherapy dosing across the azenosertib program with the aim of maximizing exposure and tolerability, as well as enabling the potential clinical benefits of the agent to reach the broadest range of patients in need. The Company remains on track to provide an update on azenosertib monotherapy dose optimization activities in the first half of 2023, including declaring a monotherapy recommended Phase 2 dose (RP2D), as well as providing updates on program timelines and potential paths to registration.

•Cyclin E1 enrichment strategy. Zentalis identified high Cyclin E1 protein expression and/or CCNE1 gene amplification in high-grade serous ovarian cancer as a patient enrichment strategy for azenosertib, which has become the focus of its ongoing Phase 1/2 clinical study examining enrichment strategies for azenosertib. The Company plans to present preclinical data supporting the rationale for the Cyclin E1 enrichment strategy at a scientific conference in the first half of 2023. In addition, Zentalis plans to report results from the Phase 1b chemotherapy combination clinical trial in ovarian cancer, which will include Cyclin E1 translational data, in the second half of 2023.

•BRAF V600E study. In October 2022, Zentalis and Pfizer announced a clinical development collaboration on a Phase 1/2 dose escalation study of azenosertib in combination with encorafenib and cetuximab (BEACON regimen) in BRAF V600E-mutated metastatic colorectal cancer (mCRC) patients. We initiated enrollment in this clinical trial in the first quarter of 2023.

BCL-2 Inhibitor (ZN-d5) Update

•Amyloidosis study. Zentalis plans to announce interim clinical data and declare the RP2D for the Phase 1/2 monotherapy clinical trial of ZN-d5 in relapsed or refractory light chain (AL) amyloidosis in the second half of 2023.

•AML study. The Company has initiated a Phase 1/2 combination study of ZN-d5 and azenosertib in relapsed or refractory acute myeloid leukemia (AML) and expects to provide preliminary data from the trial in the second half of 2023.

BCL-xL Degrader Update

•In November 2022, the Company announced that it declared its BCL-xL degrader candidate and had initiated IND-enabling studies. The BCL-xL degrader candidate demonstrates potent anti-cancer activity in several preclinical models.

Corporate Highlights

•In February 2023, the Company appointed Iris Roth, PhD, as Chief Operating Officer. Dr. Roth joins Zentalis with over two decades of biopharmaceutical experience building and executing clinical and operational strategies, successfully advancing the development of multiple investigational therapies in oncology.

Full Year 2022 Financial Results

•Cash and Marketable Securities Position: As of December 31, 2022, Zentalis had cash, cash equivalents and marketable securities of $437.4 million. The Company believes that its existing cash, cash equivalents and marketable securities as of December 31, 2022 will be sufficient to fund its operating expenses and capital expenditure requirements into the second quarter of 2025.

•Research and Development Expenses: Research and development (R&D) expenses for the year ended December 31, 2022 were $172.7 million, compared to $175.6 million for the year ended December 31, 2021. Total R&D expenses for the year ended December 31, 2022 were in line with the comparable period; however, the year-over-year composition shifted from spend across multiple programs to spend primarily focused on azenosertib and ZN-d5. The decrease of $2.9 million was primarily due to non-recurring charges incurred in 2021 of $10.0 million for milestone payments and an impairment charge of $8.8 million for in-process research and development. Other reductions in R&D expenses in 2022 as compared to 2021 included $14.0 million of decreased manufacturing costs, $2.7 million of decreased collaborative and consulting costs and a $5.7 million increase in R&D expense reimbursements from Zentera. These reductions were partially offset by increases in clinical trial related expenditures of $19.8 million, increases in personnel costs of $14.4 million and increases in facility, overhead allocations, and other costs of $4.1 million.

•General and Administrative Expenses: General and administrative (G&A) expenses for the year ended December 31, 2022 were $54.5 million, compared to $40.9 million during the year ended December 31, 2021. The increase of $13.6 million was primarily attributable to an increase of $8.5 million in employee-related costs, $5.5 million of which represents non-cash stock-based compensation. Other increases in 2022 as compared to 2021 include $7.2 million of higher facilities, software and supplies costs, $6.0 million of which related to rent and common area maintenance expenses, $1.5 million of higher consulting services and $1.3 million of increased legal expenses. These amounts were partially offset by a reduction of $1.4 million for permits, fees and other expenses and increased allocations to R&D from G&A of $3.5 million.

Melissa Epperly, Chief Financial Officer, stated, “We are pleased to have extended our cash runway into the second quarter of 2025 through portfolio prioritization and disciplined spending, coupled with sales of common stock via our at-the-market facility.”

About Zentalis Pharmaceuticals

Zentalis™ Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. Utilizing its Integrated Discovery Engine, the Company is developing a focused pipeline of potentially best-in-class oncology candidates, which include azenosertib (ZN-c3), a Wee1 inhibitor for advanced solid tumors, ZN-d5, a BCL-2 inhibitor for hematologic malignancies and related disorders, and a heterobifunctional degrader of BCL-xL for solid and hematological malignancies. The Company is also leveraging its extensive experience and capabilities across cancer biology and medicinal chemistry to advance its research on protein degraders and other undisclosed targets. Zentalis has operations in New York and San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements relating to the potential for a product candidate to be first-in-class or best-in-class; the potential benefits of our dose optimization work, including plans to declare a monotherapy RP2D for azenosertib and the timing thereof; accelerating our efforts; plans to provide program updates and potential paths to registration for azenosertib and the timing thereof; clinical milestones and new programs planned for 2023; advancing our Cyclin E1 patient enrichment strategy; projected cash runway; potential benefits of our product candidates; plans to present preclinical data relating to Cyclin E1 and the timing thereof; plans to report results from the Phase 1b chemotherapy combination trial in ovarian cancer, including Cyclin E1 data, and the timing thereof; plans to present interim clinical data and declare the RP2D for the ZN-d5 Phase 1/2 monotherapy trial in AL amyloidosis and the timing thereof; and plans to provide preliminary data from the Phase 1/2 combination study of ZN-d5 and azenosertib in AML and the timing thereof. The terms "aim," “believe,” “continue,” “look forward,” "on track," “optimize,” “plans,” “potential,” "projected," “to be,” “will,” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidates; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS™ and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Investor Contacts:
Adam D. Levy, PhD, MBA
alevy@zentalis.com

Alexandra Roy
Solebury Strategic Communications
aroy@soleburystrat.com

Media Contact:
Julia Deutsch
Solebury Strategic Communications
jdeutsch@soleburystrat.com

Zentalis Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year ended December 31,
	2022	2021	2020
Operating Expenses
Research and development	$172,734	$175,601	$84,901
General and administrative	54,553	40,941	33,886
Total operating expenses	227,287	216,542	118,787
Loss from operations	(227,287)	(216,542)	(118,787)
Other Income (Expense)
Investment and other income, net	5,987	401	683
Gain on deconsolidation of Zentera	—	51,582	—
Net loss before income taxes	(221,300)	(164,559)	(118,104)
Income tax expense (benefit)	(469)	(297)	444
Loss on equity method investment	16,282	1,831	—
Net loss	(237,113)	(166,093)	(118,548)
Net loss attributable to noncontrolling interests	(307)	(7,368)	(707)
Net loss attributable to Zentalis	$(236,806)	$(158,725)	$(117,841)
Net loss per common share outstanding, basic and diluted	$(4.48)	$(3.72)	$(4.19)
Common shares used in computing net loss per share, basic and diluted	52,857	42,688	28,113

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	December 31,
	2022	2021
Cash, cash equivalents and marketable securities	$437,371	$339,887
Working capital (1)	395,286	306,826
Total assets	539,310	454,507
Total liabilities	105,286	90,025
Total Zentalis equity	$434,024	$364,482

(1) The Company defines working capital as current assets less current liabilities.